Exhibit 99.1

Datawatch Announces Fourth Quarter and Full-Year Fiscal 2016 Financial Results

-- Provides Update on Strategic Review of Alternatives Process --

Bedford, Mass.—November 2, 2016—Datawatch Corporation (NASDAQ-CM: DWCH), a leading global provider of self-service data preparation and fast data analytics solutions, today announced that total revenue for its fourth quarter of fiscal 2016 ended September 30, 2016 was $8.60 million, an increase of 17% from the $7.40 million recorded in the third quarter of fiscal 2016, and an increase of 7% from total revenue of $8.02 million in the fourth quarter of fiscal 2015. License revenue for the fourth quarter of fiscal 2016 was $4.76 million, a 30% increase from the $3.67 million recorded in the prior quarter this fiscal year, and a 16% increase from the $4.10 million recorded in the same quarter a year ago. Deferred revenue as of September 30, 2016 was $9.9 million, compared to $8.6 million as of September 30, 2015.

Net loss for the fourth quarter of fiscal 2016 was ($1.9) million, or ($0.16) per diluted share, compared to a net loss of ($2.98) million, or ($0.26) per diluted share, for the year ago period. Excluding the effects of the non-cash amortization associated with the purchase of certain intellectual property and other intangible assets, and non-cash stock compensation costs, the Company’s non–GAAP net loss for its fourth quarter of fiscal 2016 was ($0.75) million, or ($0.06) per diluted share, compared to a non-GAAP net loss of ($1.70) million, or ($0.15) per diluted share, for the fourth quarter of fiscal 2015.

Total revenue for fiscal 2016 was $30.46 million, a 1% increase from revenue of $30.22 million for fiscal 2015.  License revenue for fiscal 2016 was $15.22 million, a 1% decrease compared to $15.30 million for fiscal 2015. Net loss for 2016 was ($14.63) million, or ($1.24) per diluted share, as compared to a net loss of ($49.79) million or ($4.38) per diluted share, for fiscal 2015, a period that included a non-cash charge for impairment of goodwill of approximately $32 million. The Company’s non-GAAP net loss for fiscal year 2016 was ($7.82) million, or ($0.66) per diluted share, as compared to non-GAAP net loss of ($10.46) million, or ($0.92) per diluted share, for fiscal 2015.

“I am pleased with the improvement in sales execution that we delivered during the fourth fiscal quarter,” said Michael A. Morrison, president and chief executive officer of Datawatch. “We’ve been laying a foundation for better results through improved execution since we introduced Monarch for self-service data preparation five quarters ago. The organizational changes, new sales processes and heightened forecast discipline introduced by Ken Tacelli, who joined us to become senior vice president of worldwide sales during Q3, combined to produce solid results this past quarter.”

Mr. Morrison continued, “We had a particularly strong quarter with the ‘expand’ aspect of our ‘land and expand’ strategy, expanding deployments in 58 ‘land’ customers during the quarter, more than our total expands in the first three quarters of the fiscal year. We are encouraged by the market reception for our next generation self-service data preparation solution, both from our heritage customers as well as from many new customers. We are seeing specific interest in Monarch being deployed as the core of analytic solutions that deliver measurable ROI in industries such as financial services, healthcare, retail and the public sector.”

Exhibit 99.1

Mr. Morrison concluded, “During the fourth fiscal quarter, we announced two major, innovative product releases that allow us to address the evolving Big Data and fast data analytics needs of business analysts, data scientists and IT users. The latest release of Monarch includes support for additional data sources, including Google Analytics and Salesforce, new export integrations, including Microsoft Power BI, and advanced data preparation features for very large data sets. The latest release of Panopticon is the most significant since the original launch of the product, and expands upon Datawatch’s approach to fast data analytics with a Web client architecture that supports the most challenging real-time visualization requirements for data in motion.”

James L. Eliason, chief financial officer, commented, “We reduced our non-GAAP operating loss in the fiscal fourth quarter to $751,000, the first time our quarterly non-GAAP loss was less than $1 million in the past 12 quarters. We continue to manage our expenses toward our goal of achieving operating profitability, and we continue to manage our balance sheet in a disciplined manner, with deferred revenue at an all-time high, accounts receivables in good shape, and $28 million in cash and equivalents.”

Transition to Subscription Sales

In the third quarter of fiscal 2015, Datawatch changed its pricing practice for Monarch, transacting the majority of small volume orders on a subscription basis only, rather than a perpetual license basis. The total value over the life of the subscription is recorded as bookings, and only the ratable portion of the annual subscription fee earned in the quarter sold is treated as revenue in that quarter. The balance is deferred and recorded as revenue over the life of the subscription. This lowers current reported revenue, but builds deferred revenue that will be recorded as revenue over the life of the subscription. Since subscription sales include maintenance, current maintenance revenue will be reduced somewhat as a result.

Fourth Quarter Fiscal 2016 Business Highlights

•	Harley Davidson, one of the most recognized brands for custom, cruiser and touring motorcycles, became one of the first joint customers of Datawatch Monarch and IBM Watson Analytics for self-service data preparation and automated data analysis, automatic visualization and predictive analysis.

•	Datawatch increased its presence in state and local governments, with sales of Monarch for self-service data preparation to the Texas Department of Criminal Justice, Jacksonville Transportation Authority, California Department of Housing, State of Michigan and New York State Office of the Comptroller.

•	Datawatch extended its reach in the United States Air Force with expanded sales of Monarch to Hill Air Force Base, Bagram Airfield, Randolph Air Force Base, Minot Air Force Base and Creech Air Force Base.

•	HSBC, one of the world’s largest banking and financial institutions, extended its commitment to Datawatch by selecting Panopticon for surveillance visual analytics.

•	Datawatch expanded self-service data preparation deployments for analytic solutions in healthcare at leading institutions including Memorial Sloan-Kettering, New England Baptist, Cook Children’s Hospital, Health First, Baptist Health and Northwell Health.

Fourth Quarter Fiscal 2016 Financial Highlights

•	Cash and short-term investments were $28.0 million at September 30, 2016, down from $28.8 million at June 30, 2016 and $35.2 million at September 30, 2015.

Exhibit 99.1

•	Gross margin (excluding IP amortization expense) for the fourth quarter of fiscal 2016 was 92%, as compared to 90% for the fourth quarter of fiscal 2015.

•	Days sales outstanding were 68 days at September 30, 2016, compared to 75 days at September 30, 2015.

•	There were 8 six-figure deals in the fourth quarter this fiscal year, the same as in the fourth quarter of fiscal 2015.

•	The average deal size in the fourth quarter of fiscal 2016 was $36,000, a decrease from $50,000 in the fourth quarter of fiscal 2015, primarily due to the increase in the number of ‘land’ deals year over year.

•	Deferred revenue reached $9.9 million at September 30, 2016, the highest in the company’s history, and a 15% increase from $8.6 million at September 30, 2015.

Strategic Review of Alternatives Process Update

Datawatch also announced today that the Special Committee of its Board of Directors recently concluded the previously-announced review of its strategic alternatives with the assistance of its financial advisor, Canaccord Genuity, and its legal counsel, Choate, Hall & Stewart.

Following a comprehensive review process commenced in July 2016, the Special Committee recommended to the full Board that it was in the best interests of the Company and its shareholders for Datawatch to execute on an updated and enhanced strategic plan for fiscal 2017 as an independent company, and the Board unanimously accepted the Committee’s recommendation.

“We engaged in a thorough process and carefully considered a wide variety of alternatives,” said Michael A. Morrison, president and chief executive officer of Datawatch. “At the conclusion of this process, and considering the improved results the company reported in its fourth quarter of fiscal 2016, we believe we can best maximize long-term shareholder value by pursuing a new plan designed to capitalize on the growth opportunity in the market. We intend to build upon the recent successes we have demonstrated within the overall self-service data preparation space, capitalizing on the competitive differentiation of our market-leading technology and the next generation Monarch server for ‘data socialization’, the vision for which we announced today, while exerting tight control over expenses to achieve our target of reaching operating profitability by the end of fiscal 2017.”

Added Richard D. Osborne, chairman of the Board and of the special committee, “The Special Committee and its advisors looked at many strategic options, but in the end, we believe that the company’s enhanced business plan offers greater potential for shareholder value creation than any other alternatives. The clear momentum established last quarter continues, and we have renewed confidence in Datawatch’s ability to produce improved market performance and execute on a range of initiatives to reduce costs and focus on its areas of greatest opportunity.”

Conference Call

Datawatch’s fourth quarter of fiscal year 2016 earnings conference call will take place on Thursday, November 3, 2016 at 8:30 a.m. Eastern Time. To access the conference call, the toll-free dial in number is (800) 362-0574. Internationally, the call may be accessed by dialing (785) 424-1226. The conference call will be broadcast live on the Internet at:
http://www.investorcalendar.com/IC/CEPage.asp?ID=175366. It is recommended that listeners register to participate and download any necessary audio software from the website 15 minutes prior to the scheduled call. An archived replay of the broadcast will be available for 90 days at the same location.

Exhibit 99.1

About Datawatch Corporation

Datawatch Corporation (NASDAQ-CM: DWCH) enables ordinary users to deliver extraordinary results with all their data.  Only Datawatch can unlock data from the widest variety of sources and prepare it for use with visualization tools or other business processes.  When real-time visibility to rapidly changing data is critical, Datawatch enables you to visualize streaming data for the most demanding business environments such as capital markets. Organizations of every size worldwide use Datawatch products including 93 of the Fortune 100. Datawatch is headquartered in Bedford, Massachusetts with offices in New York, London, Frankfurt, Stockholm, Singapore, and Manila, and with partners and customers in more than 100 countries worldwide.  See how Datawatch can help you by downloading a free version at www.datawatch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements, including but not limited to those relating to results of operations, contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the continuing weak global economy; risks associated with fluctuations in quarterly operating results due, among other factors, to the long sales cycle with enterprise customers and the size and timing of large customer orders; risks associated with acquisitions; the risk that our goodwill resulting from acquisitions may become impaired and require a write-down; limitations on the effectiveness of internal controls; rapid technological change; Datawatch’s dependence on the introduction of new products and product enhancements and possible delays in those introductions; competition in the software industry generally, and in the markets for next generation analytics in particular; Datawatch's dependence on its principal products, proprietary software technology and software licensed from third parties; Datawatch’s concentration of customers in the financial sector; risks associated with international sales and operations; risks associated with indirect distribution channels and co-marketing arrangements, many of which were only recently established; the adequacy of Datawatch’s sales returns reserve; risks associated with a subscription sales model; Datawatch’s dependence on its ability to hire and retain skilled personnel; disruption or failure of Datawatch’s technology systems that may result from a natural disaster, cyber-attack, security breach or other catastrophic event; risks related to actions by activist stockholders, including the amount of related costs incurred by Datawatch and the disruption caused to Datawatch’s business activities by these actions; and uncertainty and additional costs that may result from evolving regulation of corporate governance and public disclosure. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company's Annual Report on Form 10-K for the year ended September 30, 2015 and its subsequently filed Form 10-Q reports. Any forward-looking statements should be considered in light of those factors.

Use of Non-GAAP Financial Information

We define non-GAAP net loss as U.S. Generally Accepted Accounting Principles (“GAAP”) net loss plus goodwill and long-lived assets non-cash impairment charges, non-cash amortization associated with the purchase of certain intellectual property and other intangible assets, non-cash stock compensation costs and Swedish non-cash deferred tax valuation allowance. We discuss non-GAAP net loss in our quarterly earnings releases and certain other communications as we believe non-GAAP net loss is an important measure that is not calculated according to GAAP. We use non-GAAP net loss in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors and evaluating short-term and long-term operating trends in our operations. We believe that non-GAAP net loss assists in providing an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

Exhibit 99.1

Non-GAAP net loss is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the non-GAAP net loss financial adjustments described above, and investors should not infer from our presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring.

The table below entitled “Non-GAAP Disclosure - Reconciliation of Net Loss to Non-GAAP Net Loss” reconciles the Company’s GAAP net loss to the Company’s non-GAAP net loss.

# # #

Investor Contact:
Datawatch Investor Relations
investor@datawatch.com
Phone: (978) 441-2200 ext. 8323

Media Contact:

Erin Hoesly

Datawatch Corporation

Erin_Hoesly@datawatch.com

Phone: (978) 441-2200 ext. 8322

Twitter: @datawatch

© 2016 Datawatch Corporation. Datawatch and the Datawatch logo are trademarks or registered trademarks of Datawatch Corporation in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

Exhibit 99.1

DATAWATCH CORPORATION
Condensed Consolidated Statements of Operations
Amounts in Thousands (except per share data)
(Unaudited)

	Three Month Ended		Twelve Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

REVENUE:
Software licenses	$4,758	$4,101	$15,219	$15,304
Maintenance	3,498	3,513	13,915	13,529
Professional services	351	408	1,328	1,388
Total revenue	8,607	8,022	30,462	30,221

COSTS AND EXPENSES:
Cost of software licenses	761	709	2,828	3,002
Cost of maintenance and services	470	603	2,177	3,122
Sales and marketing	5,162	5,733	20,783	27,037
Engineering and product development	2,078	2,197	8,167	8,894
General and administrative	2,183	1,825	9,636	8,599
Impairment of goodwill and long lived intangible assets	-	-	-	32,009
Total costs and expenses	10,654	11,067	43,591	82,663

LOSS FROM OPERATIONS	(2,047)	(3,045)	(13,129)	(52,442)
Other income (expense)	(11)	(31)	(30)	(69)

LOSS BEFORE INCOME TAXES	(2,058)	(3,076)	(13,159)	(52,511)
Income tax (expense) benefit	126	97	(1,473)	2,724

NET LOSS	$(1,932)	$(2,979)	$(14,632)	$(49,787)

Net loss per share - Basic	$(0.16)	$(0.26)	$(1.24)	$(4.38)
Net loss per share - Diluted	$(0.16)	$(0.26)	$(1.24)	$(4.38)
Weighted Average Shares Outstanding - Basic	11,835	11,541	11,758	11,368
Weighted Average Shares Outstanding - Diluted	11,835	11,541	11,758	11,368

Non-GAAP Disclosure - Reconciliation of Net Loss to Net Loss Excluding the Effects of Certain Items:

GAAP Net Loss	$(1,932)	$(2,979)	$(14,632)	$(49,787)
Add-back Impairment of Goodwill & Long-Lived Assets	-	-	-	32,009
Add-back Amortization of Intangibles & IP	519	572	2,191	2,586
Add-back Share-Based Compensation	662	708	2,831	4,733
Add-back Swedish Deferred Tax Valuation Allowance	-	-	1,794	-
Subtotal of additions	1,181	1,280	6,816	39,328

Net (Loss) Income (non-GAAP)	$(751)	$(1,699)	$(7,816)	$(10,459)
Net (loss) income per share - Basic	$(0.06)	$(0.15)	$(0.66)	$(0.92)
Net (loss) income per share - Diluted	$(0.06)	$(0.15)	$(0.66)	$(0.92)
Weighted Average Shares Outstanding - Basic	11,835	11,541	11,758	11,368
Weighted Average Shares Outstanding - Diluted	11,835	11,541	11,758	11,368

Exhibit 99.1

DATAWATCH CORPORATION
Condensed Consolidated Balance Sheets
Amounts in Thousands
(Unaudited)

	September 30,	September 30,
	2016	2015

Cash and cash equivalents	$28,034	$35,162
Accounts receivable, net	6,932	7,081
Prepaid expenses and other current assets	2,265	2,013
Total current assets	37,231	44,256

Property and equipment, net	1,210	614
Intangible and other assets, net	9,990	14,061

	$48,431	$58,931

Accounts payable and accrued expenses	$4,077	$4,202
Deferred revenue - current portion	9,630	8,452
Deferred tax liability- current portion	-	274
Total current liabilities	13,707	12,928

Other long-term liabilities	766	461
Total long-term liabilities	766	461

Total shareholders' equity	33,958	45,542

	$48,431	$58,931